Exhibit 99.1

The Scotts Miracle-Gro Company	NEWS
ScottsMiracle-Gro Announces Third Quarter Financial Results;
Board Approves 20% Increase in Quarterly Dividend
•	Adjusted earnings from continuing operations of $1.91 per share

•	Company now expects full-year adjusted EPS of $2.95 to $3.05

•	Quarterly dividend increased to $0.30 per share from $0.25
MARYSVILLE, Ohio (August 8, 2011) — The Scotts Miracle-Gro Company (NYSE: SMG), the world’s leading marketer of branded consumer lawn and garden products, announced its financial results for the third quarter as well as a 20 percent increase in its quarterly dividend.
The Company said that net sales in the quarter ending July 2 declined by 10 percent. The decline was driven primarily by poor weather across most of the U.S. throughout the duration of the lawn and garden season as well as a more competitive promotional landscape and changes in certain retailer strategies within the mass merchandise channel.
“Through mid-March, consumer purchases of our products in the U.S. were up 13 percent, but then the situation changed dramatically,” said Jim Hagedorn, chairman and chief executive officer. “The challenges we saw from weather this year are unparalleled during my life-long tenure in this industry. The fact that consumer purchases have been impacted more than we expected is also negatively affecting both sales and gross margin rate. As a result, we now expect our adjusted earnings for the year to be in a range of $2.95 to $3.05 per share.
“While I am disappointed with the results we are announcing today, I remain confident in our category, our brands, our strategy and our team. That continued confidence in our long-term strategy is reflected in the decision by our Board of Directors to increase our dividend by 20 percent. We remain committed to a strategy of using our financial flexibility to drive long-term growth, while also returning cash to shareholders.”
The quarterly dividend of $0.30 per share is payable September 9, 2011 to shareholders of record on August 26, 2011.

THIRD QUARTER RESULTS
Company-wide sales for the quarter were $1.06 billion, a decrease of 10 percent from the same period a year ago. Excluding the impact of foreign exchange, sales declined 11 percent.
Global Consumer sales decreased 12 percent to $951.6 million, with the primary declines occurring in lawn fertilizer and weed control products. Consumer purchases of the Company’s products at its largest retail partners in the U.S. declined 6 percent in the quarter, although consumer purchases of grass seed increased by 10 percent. Excluding the impact of foreign exchange rates, sales in the International component of the segment increased 4 percent.
Scotts LawnService reported a 1 percent increase in revenue to $82.4 million, marking the sixth consecutive quarter of growth. Scotts LawnService continues to benefit from increased market share and improved customer retention metrics.
“We are extremely pleased with the progress of Scotts LawnService, and we continue to see it as an important element of our future success,” Hagedorn said. “With the improvements to the business model, we believe SLS can continue to drive growth on both the top and bottom lines.”
Adjusted gross margin rate was 37.9 percent in the quarter, compared with 41.1 percent a year earlier. The decline was driven by unfavorable sales mix, higher commodity costs, increased promotional activities, and reduced leverage of fixed manufacturing and distribution costs.
Selling, general and administrative expenses decreased 4 percent in the quarter to $192.4 million, driven primarily by lower variable compensation.
Income from continuing operations before taxes was $177.2 million, compared with $268.9 million. Operating income for the Global Consumer segment was $209.9 million, compared with $289.5 million for the same period last year. Scotts LawnService reported operating income of $22.4 million, compared with $21.9 million a year ago.
Adjusted income from continuing operations, which excludes the impact of product registration and recall matters as well as impairment, restructuring and other charges, was $126.7 million, or $1.91 per share, compared with $170.5 million, or $2.51 per share, for the same period last year. Reported income from continuing operations was $111.7 million, or $1.69 per share, compared with $169.5 million, or $2.50 per share, for the same period last year.
Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) was $227.9 million, compared with $304.1 million a year ago.

YEAR-TO-DATE RESULTS
Company-wide sales through the first nine months were $2.42 billion, down 2 percent from a year ago. Excluding the impact of foreign exchange, sales declined 3 percent.
Global Consumer sales decreased 4 percent to $2.23 billion and declined by 5 percent when excluding the impact of foreign currency. Consumer purchases in the United States declined 3 percent on a year-to-date basis. Scotts LawnService sales increased 5 percent to $152.2 million.
For the first nine months, company-wide adjusted gross margin rate was 37.8 percent, compared with 38.4 percent for the same period last year. SG&A increased 1 percent to $551.8 million.
“Continued declines in volume have resulted in additional unfavorable sales mix and reduced leverage of fixed manufacturing and distribution costs,” said Dave Evans, chief financial officer. “We now expect our gross margin rate to decline by at least 50 basis points on a full-year basis, but the dilution could be greater depending on the mix of sales for the fall season.”
Adjusted EBITDA in the first nine months was $420.2 million, compared with $450.9 million in the comparable period last year.
Adjusted income from continuing operations for the first nine months was $211.4 million, or $3.15 per share, compared with $237.4 million, or $3.52 per share, a year earlier. Reported income from continuing operations was $193.6 million, or $2.89 per share, compared with $233.6 million, or $3.46 per share, for the same period last year.
The Company will discuss its third quarter results and initial thoughts about fiscal 2012 during a Webcast and conference call at 9 a.m. Eastern Time today. To participate in the conference call, please dial 1-866-682-3515 (Conference ID: 84893036). A replay of the call can be heard by calling 1-855-859-2056. The replay will be available approximately 2 hours after the conference call ends and will be available for 30 days. The call also will be available live on the Investor Relations section of the ScottsMiracle-Gro Web site, http://investor.scotts.com.
An archive of the Webcast, as well as accompanying financial information regarding any non-GAAP financial measures discussed by the Company during the call, will be available on the Web site for at least 12 months.
About ScottsMiracle-Gro
With approximately $3 billion in worldwide sales, The Scotts Miracle-Gro Company, through its wholly-owned subsidiary, The Scotts Company LLC, is the world’s largest marketer of branded consumer products for lawn and garden care. The Company’s brands are the most recognized in the industry. In the U.S., the Company’s Scotts®, Miracle-Gro® and Ortho® brands are market-leading in their categories, as is the consumer Roundup® brand, which is marketed in North America and most of Europe exclusively by Scotts and owned by Monsanto. In the U.S., we operate Scotts LawnService®, the second largest residential lawn care service business. In Europe, the Company’s brands include Weedol®, Pathclear®, Evergreen®, Levington®, Miracle-Gro®, KB®, Fertiligène® and Substral®. For additional information, visit us at www.scotts.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:
•	The ongoing governmental investigations regarding the Company’s compliance with the Federal Insecticide, Fungicide, and Rodenticide Act of 1947, as amended, could adversely affect the Company’s financial condition, results of operations or cash flows;

•	Compliance with environmental and other public health regulations could increase the Company’s costs of doing business or limit the Company’s ability to market all of its products;

•	Increases in the prices of raw materials could adversely affect the Company’s results of operations;

•	The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;

•	Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, its top customers could adversely affect the Company’s financial results;

•	Adverse weather conditions could adversely impact financial results;

•	The Company’s international operations make the Company susceptible to fluctuations in currency exchange rates and to other costs and risks associated with international regulation;

•	The Company may not be able to adequately protect its intellectual property and other proprietary rights that are material to the Company’s business;

•	The Company depends on key personnel and may not be able to retain those employees or recruit additional qualified personnel;

•	If Monsanto Company were to terminate the Marketing Agreement for consumer Roundup products, the Company would lose a substantial source of future earnings and overhead expense absorption;

•	Hagedorn Partnership, L.P. beneficially owns approximately 30% of the Company’s common shares and can significantly influence decisions that require the approval of shareholders;

•	The Company may pursue acquisitions, dispositions, investments, dividends, share repurchases and/or other corporate transactions that it believes will maximize equity returns of its shareholders but may involve risks.
Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.
Contact:
Jim King
Senior Vice President
Investor Relations & Corporate Affairs
(937) 578-5622

THE SCOTTS MIRACLE-GRO COMPANY
Results of Operations for the Three and Nine Months
Ended July 2, 2011 and July 3, 2010
(in millions, except per share data)
(Unaudited)
Note: See Accompanying Footnotes on Page 10

		Three Months Ended			Nine Months Ended
		July 2,	July 3,	%	July 2,	July 3,	%
	Footnotes	2011	2010	Change	2011	2010	Change
Net sales		$1,058.7	$1,172.6	-10%	$2,418.5	$2,475.7	-2%
Cost of sales		657.5	690.8		1,503.4	1,524.6
Cost of sales — product registration and recall matters		1.1	—		3.2	1.5

Gross profit		400.1	481.8	-17%	911.9	949.6	-4%
% of sales		37.8%	41.1%		37.7%	38.4%

Operating expenses:
Selling, general and administrative		192.4	201.3	-4%	551.8	544.3	1%
Product registration and recall matters		5.7	1.5		7.8	4.3
Impairment, restructuring and other charges		13.8	—		13.8	—
Other income, net		(4.2)	(1.1)		(5.0)	(6.8)

Income from operations		192.4	280.1	-31%	343.5	407.8	-16%
% of sales		18.2%	23.9%		14.2%	16.5%

Costs related to refinancing		1.2	—		1.2	—
Interest expense		14.0	11.2		37.3	35.0

Income from continuing operations before income taxes		177.2	268.9	-34%	305.0	372.8	-18%

Income tax expense from continuing operations		65.5	99.4		111.4	139.2

Income from continuing operations		111.7	169.5	-34%	193.6	233.6	-17%

Income (loss) from discontinued operations, net of tax		(0.1)	6.4		27.7	3.1

Net income		$111.6	$175.9	-37%	$221.3	$236.7	-7%

Basic income per common share:	(1)
Income from continuing operations		$1.73	$2.55	-32%	$2.95	$3.53	-16%
Income from discontinued operations		—	0.10		0.42	0.05

Net income		$1.73	$2.65	-35%	$3.37	$3.58	-6%

Diluted income per common share:	(2)
Income from continuing operations		$1.69	$2.50	-32%	$2.89	$3.46	-17%
Income from discontinued operations		—	0.09		0.41	0.05

Net income		$1.69	$2.59	-35%	$3.30	$3.51	-5%

Common shares used in basic income per share calculation		64.5	66.5	-3%	65.6	66.2	-1%

Common shares and potential common shares used in diluted income per share calculation		66.2	67.9	-3%	67.1	67.4	0%

Results from continuing operations excluding product registration and recall matters and impairment, restructuring and other charges:

Adjusted income from continuing operations	(4)	$126.7	$170.5	-26%	$211.4	$237.4	-11%

Adjusted diluted income per share from continuing operations	(2)(4)	$1.91	$2.51	-24%	$3.15	$3.52	-12%

Adjusted EBITDA	(3)(4)	$227.9	$304.1	-25%	$420.2	$450.9	-7%

THE SCOTTS MIRACLE-GRO COMPANY
Net Sales and Income from Continuing Operations before Income Taxes by Segment for the
Three and Nine Months Ended July 2, 2011 and July 3, 2010
(in millions)
(Unaudited)
The Company is divided into the following reportable segments: Global Consumer and Scotts LawnService®. This division of reportable segments is consistent with how the segments report to and are managed by senior management of the Company. The Company’s reportable segments have been revised to reflect the sale of a significant majority of the assets of our previsouly reported Global Professional business segment, which is now reported in discontinued operations (see Footnote 5 on Page 10). Furthermore, reclassifications have been made to prior period segment amounts to reflect changes in the allocation of certain shared expenses among the segments, which in management’s judgment better align those expenses with the associated drivers and benefits.
Segment performance is evaluated based on several factors, including income from continuing operations before amortization, product registration and recall costs, impairment and restructuring and other charges, which are not generally accepted accounting principle (“GAAP”) measures. Management uses this measure of operating profit to gauge segment performance because we believe this measure is the most indicative of performance trends and the overall earnings potential of each segment.
Corporate & Other consists of the Company’s non-European professional seed business and revenues and expenses associated with the Company’s supply agreements with Israel Chemicals Ltd., as well as corporate and administrative expenses.

	Three Months Ended			Nine Months Ended
	July 2,	July 3,		July 2,	July 3,
	2011	2010	% Change	2011	2010	% Change
Net Sales:
Global Consumer	$951.6	$1,085.9	-12%	$2,225.2	$2,314.6	-4%
Scotts LawnService®	82.4	81.3	1%	152.2	144.9	5%

Segment total	1,034.0	1,167.2	-11%	2,377.4	2,459.5	-3%

Corporate and Other	24.9	5.6		41.7	16.8
Roundup® amortization	(0.2)	(0.2)		(0.6)	(0.6)

Consolidated	$1,058.7	$1,172.6	-10%	$2,418.5	$2,475.7	-2%

Income from Continuing Operations before Income Taxes:

Global Consumer	$209.9	$289.5	-27%	$453.8	$499.8	-9%
Scotts LawnService®	22.4	21.9	-2%	2.7	(0.7)	nm

Segment total	232.3	311.4	-25%	456.5	499.1	-9%

Corporate and Other	(16.0)	(27.3)		(79.5)	(77.4)
Roundup® amortization	(0.2)	(0.2)		(0.6)	(0.6)
Other amortization	(3.1)	(2.3)		(8.1)	(7.5)
Product registration and recall matters	(6.8)	(1.5)		(11.0)	(5.8)
Impairment, restructuring and other charges	(13.8)	—		(13.8)	—
Costs related to refinancing	(1.2)	—		(1.2)	—
Interest expense	(14.0)	(11.2)		(37.3)	(35.0)

Consolidated	$177.2	$268.9	-34%	$305.0	$372.8	-18%

THE SCOTTS MIRACLE-GRO COMPANY
Consolidated Balance Sheets
July 2, 2011, July 3, 2010 and September 30, 2010
(in millions)
(Unaudited)

	July 2,	July 3,	September 30,
	2011	2010	2010

ASSETS
Current assets Cash and cash equivalents	$164.3	$77.7	$88.1
Accounts receivable, net	693.9	626.5	350.9
Inventories, net	442.2	405.9	352.9
Assets held for sale	—	206.0	193.1
Prepaids and other current assets	137.3	161.2	133.1

Total current assets	1,437.7	1,477.3	1,118.1

Property, plant and equipment, net	394.3	359.4	381.3
Goodwill, net	306.5	305.8	305.8
Other intangible assets, net	343.2	347.1	330.2
Other assets	45.5	33.6	28.6

Total assets	$2,527.2	$2,523.2	$2,164.0

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of debt	$2.1	$200.0	$195.0
Accounts payable	258.8	213.3	141.7
Liabilities held for sale	—	44.4	45.3
Other current liabilities	490.2	536.4	354.8

Total current liabilities	751.1	994.1	736.8

Long-term debt	782.1	490.2	436.7
Other liabilities	225.7	204.1	226.0

Total liabilities	1,758.9	1,688.4	1,399.5

Shareholders’ equity	768.3	834.8	764.5

Total liabilities and shareholders’ equity	$2,527.2	$2,523.2	$2,164.0

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Three
Months Ended July 2, 2011 and July 3, 2010
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 10

	Three Months Ended July 2, 2011				Three Months Ended July 3, 2010
		Product Registration	Impairment,			Product Registration
		and	Restructuring and			and
	As Reported	Recall Matters	Other Charges	Adjusted	As Reported	Recall Matters	Adjusted
Net sales	$1,058.7	$—	$—	1,058.7	$1,172.6	$—	$1,172.6
Cost of sales	657.5	—	—	657.5	690.8	—	690.8
Cost of sales — product registration and recall matters	1.1	1.1	—	—	—	—	—

Gross profit	400.1	(1.1)	—	401.2	481.8	—	481.8
% of sales	37.8%			37.9%	41.1%		41.1%

Operating expenses:
Selling, general and administrative	192.4	—	—	192.4	201.3	—	201.3
Product registration and recall matters	5.7	5.7	—	—	1.5	1.5	—
Impairment, restructuring and other charges	13.8	—	13.8	—	—	—	—
Other income, net	(4.2)	—	—	(4.2)	(1.1)	—	(1.1)

Income from operations	192.4	(6.8)	(13.8)	213.0	280.1	(1.5)	281.6
% of sales	18.2%			20.1%	23.9%		24.0%

Costs related to refinancing	1.2	—	—	1.2	—	—	—
Interest expense	14.0	—	—	14.0	11.2	—	11.2

Income from continuing operations before income taxes	177.2	(6.8)	(13.8)	197.8	268.9	(1.5)	270.4

Income tax expense from continuing operations	65.5	(0.8)	(4.8)	71.1	99.4	(0.5)	99.9

Income from continuing operations	$111.7	$(6.0)	$(9.0)	$126.7	$169.5	$(1.0)	$170.5

Basic income per share from continuing operations	$1.73	(0.09)	(0.14)	$1.96	$2.55	$(0.01)	$2.56

Diluted income per share from continuing operations	$1.69	(0.09)	(0.13)	$1.91	$2.50	$(0.01)	$2.51

Common shares used in basic income per share calculation	64.5	64.5	64.5	64.5	66.5	66.5	66.5

Common shares and potential common shares used in diluted income per share calculation	66.2	66.2	66.2	66.2	67.9	67.9	67.9

Income from continuing operations	$111.7				$169.5
Income tax expense from continuing operations	65.5				99.4
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	0.2				6.4
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	0.1				3.2
Costs related to refinancings	1.2				—
Interest expense	14.0				11.2
Interest expense from discontinued operations	—				0.7
Depreciation	12.7				12.1
Amortization, including marketing fees	3.3				2.5
Product registration and recall matters, non-cash portion	5.4				(0.6)
Smith & Hawken closure process, non-cash portion	—				(0.2)
Impairment, restructuring and other charges	13.8				—

Adjusted EBITDA	$227.9				$304.1

THE SCOTTS MIRACLE-GRO COMPANY
Reconciliation of Non-GAAP Disclosure Items for the Nine
Months Ended July 2, 2011 and July 3, 2010
(in millions, except per share data)
(Unaudited)
Note: See Notes 3 and 4 to the Accompanying Footnotes on Page 10

	Nine Months Ended July 2, 2011				Nine Months Ended July 3, 2010
		Product Registration	Impairment,			Product Registration
		and	Restructuring and			and
	As Reported	Recall Matters	Other Charges	Adjusted	As Reported	Recall Matters	Adjusted
Net sales	$2,418.5	$—	$—	$2,418.5	$2,475.7	$—	$2,475.7
Cost of sales	1,503.4	—	—	1,503.4	1,524.6	—	1,524.6
Cost of sales — product registration and recall matters	3.2	3.2	—	—	1.5	1.5	—

Gross profit	911.9	(3.2)	—	915.1	949.6	(1.5)	951.1
% of sales	37.7%			37.8%	38.4%		38.4%

Operating expenses:
Selling, general and administrative	551.8	—	—	551.8	544.3	—	544.3
Product registration and recall matters	7.8	7.8	—	—	4.3	4.3	—
Impairment, restructuring and other charges	13.8	—	13.8	—	—	—	—
Other income, net	(5.0)	—	—	(5.0)	(6.8)	—	(6.8)

Income from operations	343.5	(11.0)	(13.8)	368.3	407.8	(5.8)	413.6
% of sales	14.2%			15.2%	16.5%		16.7%

Costs related to refinancing	1.2	—	—	1.2	—	—	—
Interest expense	37.3	—	—	37.3	35.0	—	35.0

Income from continuing operations before income taxes	305.0	(11.0)	(13.8)	329.8	372.8	(5.8)	378.6

Income tax expense from continuing operations	111.4	(2.2)	(4.8)	118.4	139.2	(2.0)	141.2

Income from continuing operations	$193.6	$(8.8)	$(9.0)	$211.4	$233.6	$(3.8)	$237.4

Basic income per share from continuing operations	$2.95	$(0.13)	$(0.14)	$3.22	$3.53	$(0.06)	$3.59

Diluted income per share from continuing operations	$2.89	$(0.13)	$(0.13)	$3.15	$3.46	$(0.06)	$3.52

Common shares used in basic income per share calculation	65.6	65.6	65.6	65.6	66.2	66.2	66.2

Common shares and potential common shares used in diluted income per share calculation	67.1	67.1	67.1	67.1	67.4	67.4	67.4

Income from continuing operations	$193.6				$233.6
Income tax expense from continuing operations	111.4				139.2
Income from discontinued operations, net of tax (excluding impact of Global Pro sale)	6.5				3.1
Income tax expense from discontinued operations (excluding tax impact of Global Pro sale)	2.6				6.4
Costs related to refinancings	1.2				—
Interest expense	37.3				35.0
Interest expense from discontinued operations	1.7				2.7
Depreciation	37.3				36.3
Amortization, including marketing fees	8.7				8.1
Product registration and recall matters, non-cash portion	6.1				(0.2)
Smith & Hawken closure process, non-cash portion	—				(13.3)
Impairment, restructuring and other charges	13.8				—

Adjusted EBITDA	$420.2				$450.9

THE SCOTTS MIRACLE-GRO COMPANY
Footnotes to Preceding Financial Statements
Results of Operations

(1)	Basic income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by average common shares outstanding during the period.

(2)	Diluted income per common share amounts are calculated by dividing income from continuing operations, income from discontinued operations and net income by the average common shares and dilutive potential common shares (common stock options, stock appreciation rights, performance shares, performance units, restricted stock and restricted stock units) outstanding during the period.

(3)	“Adjusted EBITDA” is defined as net income before interest, taxes, depreciation and amortization as well as certain other items such as the impact of the cumulative effect of changes in accounting, costs associated with debt refinancing, other non-recurring, non-cash items affecting net income and other non-recurring cash items affecting net income that are incurred between April 3, 2011 and June 30, 2012 in an aggregate amount not to exceed $40 million. Adjusted EBITDA is not intended to represent cash flow from operations as defined by generally accepted accounting principles and should not be used as an alternative to net income or income from continuing operations as an indicator of operating performance or to cash flow as a measure of liquidity.

(4)	The Reconciliation of Non-GAAP Disclosure Items includes the following non-GAAP financial measures:

Adjusted income from continuing operations and adjusted diluted income per share from continuing operations — These measures exclude charges or credits relating to refinancings, impairments, restructurings, product registration and recall matters, discontinued operations and other unusual items such as costs or gains related to discrete projects or transactions that are apart from and not indicative of the results of the operations of the business.

Adjusted EBITDA — The presentation of adjusted EBITDA is provided as a convenience to the Company’s lenders because adjusted EBITDA is a component of certain debt covenants.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. The Company believes that these non-GAAP financial meaures are the most indicative of the Company’s ongoing earnings capabilities and that disclosure of these non-GAAP financial measures therefore provides useful information to investors and other users of its financial statements, such as lenders. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

(5)	On February 28, 2011, the Company completed the previously announced sale of a significant majority of the assets of its global professional business (excluding the non-European professional seed business, “Global Pro”) to Israel Chemicals Ltd. for $270 million in an all-cash transaction, subject to certain adjustments at closing.

Beginning in the first quarter of fiscal 2011, the Company reclassified the assets and liabilities of Global Pro to assets and liabilities held for sale and included the results of operations of Global Pro in discontinued operations for all periods presented. The Global Pro results from discontinued operations include an allocation of interest expense relating to the amount of the Company’s senior secured credit facilities that were repaid from the sale proceeds.

During the first quarter of fiscal 2010, the Company completed the closure of its Smith & Hawken business. As a result, beginning in the first quarter of fiscal 2010 the Company included the results of operations of Smith & Hawken in discontinued operations for all periods presented.